Mail Stop 6010

      July 25, 2005



Mr. William R. Sprow
Chief Financial Officer
Sentex Sensing Technology, Inc.
1801 East Ninth Street
Cleveland, Ohio  44114

	Re:	Sentex Sensing Technology, Inc.
		Form 10-KSB for the year ended November 30, 2004
      Form 10-QSB for the quarter ended February 28, 2005
      File No. 000-13328



Dear Mr. Sprow:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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